Exhibit 4.1

Loan #1 Agreement

This loan agreement (“Loan Number 1”) was entered between Alpine Venture Associates, LLC (“the Lender’) and Asia Private Equity SPAC 2, Limited  (“the Borrower”) on  26th  day of August 2009 .  The terms of the agreement were as follows:

Amount borrowed:    $7,726 (Seven Thousand Seven Hundred Twenty Six Dollars)

Interest rate:    zero

Repayment date:     August 26th, 2012 without any prepayment penalty

Purpose of loan:     working capital and business expansion (BVI-HK legal bill HKD 13,360 equivalent to USD $1726 pd 6/3/09, future estimated expenses: USA Accounting $900, USA Audit $3,000,  USA Legal $1,000, RDG Filings $250) (AVA checking $6k loan to A SPAC 2) leaving a balance of $850

Signed:

/s/ Edward James Hahn
Asia Private Equity SPAC 2, Limited

/s/ Edward James Hahn
Alpine Venture Associates, LLC or Edward James Hahn